Exhibit 99.2

February 23, 2022

Tronox Announces Launch of Incremental Term Loan and Redemption of 6.5% Senior Secured Notes due 2025

STAMFORD, Conn., February 23, 2022/PRNewswire/ — Tronox Holdings plc (NYSE: TROX; the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today announced the launch of an incremental term loan under the Company’s existing credit agreement in an amount of $400 million (the “Incremental Term Loan”), the proceeds of which are expected to be used, along with cash on hand, to redeem all of its outstanding $500 million aggregate principal amount of 6.5% Senior Secured Notes due 2025 (the “Notes”). In connection thereto, the Company has delivered a notice of redemption (the “Notice”) to the trustee of the Notes which specifies that redemption of the Notes is conditioned on closing of the Incremental Term Loan. The redemption price for the Notes will be 100% of the principal amount redeemed, plus a customary “make-whole” premium, plus interest accrued and unpaid to the redemption date, in accordance with the provisions of the indenture governing the Notes. The redemption date is expected to occur on April 4, 2022.

“The transaction will reduce our gross debt by $100 million to our previously stated $2.5 billion target, ahead of our 2023 goal,” said Tim Carlson, senior vice president and chief financial officer. “Additionally, the transaction will reduce cash interest payments, extend maturities, and replace secured bond debt with prepayable term loan debt. Consistent with our capital allocation priorities, we intend to allocate remaining free cash flow after capital expenditures and dividend payments towards continued debt reductions and opportunistic share repurchases.”

This press release does not constitute a notice of redemption of the Notes. Information concerning the terms and conditions of the redemption are described in the Notice distributed to holders of the Notes by Wilmington Trust, N.A., the trustee with respect to the Notes.

This press release does not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other security, and there will not be any offer, solicitation or sale of the Notes or any other security in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Forward Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, include statements about our anticipated use of proceeds from the Incremental Term Loan and the impact of the Incremental Term Loan on our balance sheet. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results to differ materially from the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, worldwide credit markets, investor reception to our Incremental Term Loan, business and market disruptions including those related to the COVID-19 pandemic or the conflict over Ukraine, supply chain disruptions, market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Media Contact: Melissa Zona
Direct: +1 636.751.4057

Investor Contact: Jennifer Guenther
Direct: +1.646.960.6598